Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOLTEK REPORTS SECOND QUARTER RESULTS

ST. LOUIS, MISSOURI – May 10, 2013 – Zoltek Companies Inc. (Nasdaq: ZOLT) today reported financial results for the second quarter of its 2013 fiscal year.

Zoltek’s net revenues for the quarter ended March 31, 2013, totaled $33.3 million, compared to $47.0 million in the second quarter of fiscal 2012, a decrease of 29.1%. On a sequential quarter basis, net revenues for the latest quarter were down 7.2% compared to $35.9 million from first quarter of the current year.

Zoltek reported net income of $3.3 million for the second quarter of fiscal 2013, which included a gain of $1.7 million from foreign currency transactions. By comparison, in the second quarter of the prior year, Zoltek reported approximately the same net income ($3.3 million), but that included a loss of $1.9 million on foreign currency transactions.

The Company’s operating income was $1.7 million in the latest quarter, compared to operating income of $5.7 million in the second quarter of fiscal 2012 and operating income of $3.6 million in the first quarter of the current year.

For the six months ended March 31, 2013, Zoltek’s net sales were $69.2 million, compared to $94.0 million in the first six months of fiscal 2012, a decrease of $26.4%. Operating income for the first half of fiscal 2013 was $5.4 million, compared to $13.9 million in the first half of fiscal 2012. Net income for the first six months of fiscal 2013 was $6.3 million, compared to $13.0 million in the first six months of the prior year.

“Almost the entire decline in our sales in the first half of the year was the result of reduced activity in the wind energy market, which has negatively affected all industry participants – from the suppliers of glass and carbon fibers and other materials to the manufacturers of wind turbines,” said Zsolt Rumy, Zoltek’s Chairman and Chief Executive Officer. “This sudden decline in the industry is reflecting the pull-forward of orders into late 2012.” Zoltek continues to be the world’s largest supplier of carbon fibers used in the manufacture of the biggest and most advanced wind turbines, including those used in the building of large offshore wind farms.

Despite the sharp drop in the sales over the first half of the year, Rumy pointed out that Zoltek remained profitable in the second quarter – marking the 7 consecutive quarters of positive earnings for the Company. “We are a healthy company with a strong balance sheet,” Rumy said. “We are disappointed with the sudden and (we believe) temporary drop in demand from new energy generation. Meanwhile, we continue to make solid progress in our long-term efforts to develop new applications for our low-cost carbon fibers in other fields – most especially automotive, consumer electronics, electrical transmission lines and pressure vessels which we expect to become a major new source of growth within the next two years and beyond.”

Zoltek Reports Second Quarter Results

May 10, 2013

Rumy also announced that although the Company continues to hold quarterly investor conference calls, for the time being it is discontinuing the Q&A portion of the calls. “As we announced on April 2nd, we are exploring and evaluating strategic alternatives to maximize shareholder value,” Rumy said. The Company does not intend to announce further developments regarding the process until the Board of Directors either completes its review or enters into a definitive agreement for a possible transaction.

Zoltek will host a conference call to review its second quarter results on Monday, May 13, 2013 at 10:00 am CT. The conference dial-in number is (888) 481-2844. The confirmation code is 3613523. Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time. This conference call will also be webcast on Zoltek’s website — www.zoltek.com — under “Investor Relations.” The webcast replay will be available on the website several hours after the call.

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This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; and (3) our current and expected future revenue. This press release also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully adapt to recessionary conditions in the global economy and substantial volatility in order rates from our wind energy customers, including our principal customer Vestas Wind Systems; (2) penetrate existing, identified and emerging markets, including entering into new supply agreements with large volume customers; (3) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis; (4) successfully add new planned capacity for the production of carbon fiber, prepregs and precursor raw materials and meet our obligations under long-term supply agreements; (5) operate profitably; (6) increase or maintain our borrowing at acceptable costs; (7) manage changes in customers’ forecasted requirements for our products; (8) continue investing in application and market development for a range of applications; (9) manufacture low-cost carbon fibers and profitably market them despite fluctuations in raw material and energy costs; (10) successfully operate our Mexican facility to produce acrylic fiber precursor and carbon fibers; (11) successfully continue operations at our Hungarian facility if natural gas supply disruptions occur; (12) successfully prosecute patent litigation; (13) successfully facilitate adoption of our carbon fibers by the auto industry for use in high-volume applications; (14) establish and grow prepreg capacity; (15) speed development of low-cost carbon fiber sheet molding compounds for the automotive industry pursuant to our global collaborative partnership with Magna Exteriors and Interiors; (16) resolve possible disputes with a group of shareholders that filed a Schedule 13D reporting beneficial ownership of an aggregate of approximately 10.1% of our outstanding common stock, including the group’s request for a special shareholders meeting to remove the current Board of Directors and elect new directors; (17) successfully pursue the announced process for exploring strategic alternatives to maximize shareholder value; and (18) manage the risks identified under "Risk Factors" in our filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

For further information contact:

Andrew Whipple, CFO

3101 McKelvey Road

St. Louis, MO 63044

(314) 291-5110

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,
	2013	2012
Net sales	$33,306	$35,877
Cost of sales	26,274	26,800
Gross profit	7,032	9,077
Application and development costs	2,223	2,067
Selling, general and administrative expenses	3,108	3,361
Operating income	1,701	3,649
Interest expense, net	(155)	(117)
Gain (loss) on foreign currency transactions	1,690	(50)
Other income, net	30	80
Income from operations before income taxes	3,266	3,562
Income tax (benefit) expense	(40)	585
Net income	$3,306	$2,977

Basic income per share	$0.09	$0.09
Diluted income per share	$0.09	$0.09

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$33,306	$47,014
Cost of sales	26,274	36,046
Gross profit	7,032	10,968
Application and development costs	2,223	1,931
Selling, general and administrative expenses	3,108	3,326
Operating income	1,701	5,711
Interest expense, net	(155)	(16)
Gain (loss) on foreign currency transactions	1,690	(1,859)
Other income (expense), net	30	(42)
Loss on liabilities carried at fair value	0	(160)
Income from operations before income taxes	3,266	3,634
Income tax expense	(40)	296
Net income	$3,306	$3,338

Basic income per share	$0.09	$0.10
Diluted income per share	$0.09	$0.10

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Six Months Ended
	March 31,
	2013	2012
Net sales	$69,183	$94,060
Cost of sales	53,074	69,914
Gross profit	16,109	24,146
Application and development costs	4,290	3,623
Selling, general and administrative expenses	6,469	6,603
Operating income	5,350	13,920
Interest expense, net	(272)	(50)
Gain on foreign currency transactions	1,640	311
Other income (expense), net	110	(230)
Loss on liabilities carried at fair value	0	(170)
Income from operations before income taxes	6,828	13,781
Income tax expense	545	740
Net income	$6,283	$13,041

Basic income (loss) per share	$0.18	$0.38
Diluted income (loss) per share	$0.18	$0.38

ZOLTEK COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share and per share data)

	(Unaudited)
	March 31,	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$25,276	$29,935
Accounts receivable, less allowance for doubtful accounts of $154 and $223, respectively	25,342	35,918
Inventories, net	79,025	67,942
VAT receivable	5,684	6,190
Other current assets	2,774	2,617
Total current assets	138,101	142,602
Property and equipment, net	206,347	215,650
Other assets	449	436
Total assets	$344,897	$358,688

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$4,149	$4,161
Trade accounts payable	7,822	12,473
Accrued expenses and other liabilities	6,942	8,687
Construction payables	1,779	1,784
Total current liabilities	20,692	27,105
Long term debt	20,909	22,978
Hungarian grant - allowance against future depreciation	6,002	6,777
Deferred tax liabilities	473	473
Liabilities carried at fair value	317	384
Total liabilities	48,393	57,717
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized, 34,381,671 and 34,355,192 shares issued and outstanding at March 31, 2013 and September 30, 2012	344	344
Additional paid-in capital	482,323	481,743
Accumulated other comprehensive loss	(57,157)	(45,827)
Accumulated deficit	(129,006)	(135,289)
Total shareholders' equity	296,504	300,971
Total liabilities and shareholders' equity	$344,897	$358,688

ZOLTEK COMPANIES, INC.
OPERATING SEGMENTS SUMMARY
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2013
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$25,150	$7,696	$460	$33,306
Cost of sales	21,298	4,532	444	26,274
Gross profit	3,852	3,164	16	7,032
Operating income (loss)	1,973	3,007	(3,279)	1,701
Depreciation	4,016	338	156	4,510
Capital expenditures	1,438	1,308	778	3,524

	Three Months Ended March 31, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$37,944	$8,480	$590	$47,014
Cost of sales	30,084	5,376	586	36,046
Gross profit	7,860	3,104	4	10,968
Operating income (loss)	6,145	2,777	(3,211)	5,711
Depreciation	3,959	339	129	4,427
Capital expenditures	4,903	44	251	5,198

	Six Months Ended March 31, 2013
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$53,865	$14,286	$1,032	$69,183
Cost of sales	43,476	8,671	927	53,074
Gross profit	10,389	5,615	105	16,109
Operating income (loss)	6,544	5,353	(6,547)	5,350
Depreciation	8,183	708	277	9,168
Capital expenditures	2,289	3,077	1,065	6,431

	Six Months Ended March 31, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$75,623	$17,314	$1,123	$94,060
Cost of sales	57,745	11,105	1,064	69,914
Gross profit	17,878	6,209	59	24,146
Operating income (loss)	14,463	5,526	(6,069)	13,920
Depreciation	7,945	661	245	8,851
Capital expenditures	11,513	251	463	12,227

	Total Assets
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
March 31, 2013	$293,744	$30,049	$21,104	$344,897
September 30, 2012	$301,440	$31,597	$25,651	$358,688